Exhibit 99.01

UK Headquarters Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

Shire delivers strong quarter: driven by $243m of new product sales (+164% YOY growth). Revenue guidance upgraded.

Basingstoke, UK and Philadelphia, US – July 31, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company announces results for the three months to June 30, 2008.

Q2 2008 Financial Highlights

•	Product sales up 40% to $706m

•	Product sales excluding ADDERALL XR® up 64% to $409m

•	New product sales(1) $243m, 34% of product sales (2007: 18%)

•	Total revenues up 35% to $776m

•	US GAAP earnings per ADS: loss $0.44 (2007: loss $9.93)

•	Non GAAP earnings per ADS up 70% to $0.95 (2007: $0.56)

•	Revenue guidance upgraded - 2008 revenue growth now expected to be at least 20% (previous guidance: mid to high teens)

 (1) New product sales comprise DAYTRANA, ELAPRASE, FOSRENOL, LIALDA / MEZAVANT and VYVANSE

Angus Russell, Chief Executive Officer, commented:

“Shire continues to deliver strong growth and broaden its business in specialty biopharmaceuticals.  Our product sales for the quarter were up 40% on Q2 2007 with sales of new products now comprising 34% of total product sales. At $409m, product sales excluding ADDERALL XR were up 64% reflecting the success of our strategy to build a pipeline and portfolio for Shire’s future growth.

We are pleased with the performance of ELAPRASE, FOSRENOL, LIALDA, REPLAGAL and VYVANSE and are looking forward to the continued growth of VYVANSE in the US supplemented by the recent launch of the adult indication, the additional dosage strengths and the back-to-school season.

We have decided to commence a phased discontinuation of DYNEPO.  Resources supporting this product will be re-directed to faster growing, profitable core global products.

The proposed acquisition of Jerini AG in Germany, which we expect to complete in Q3, is an excellent match for our business and we expect to benefit from both its near term revenues and long term growth. The recent EU approval of Jerini's orphan drug FIRAZYR® reinforces our confidence in this product.

In addition to FIRAZYR, we have acquired seven new products since the start of 2007 which supports delivery of our long term strategy. Shire is in line to deliver another set of excellent results for 2008 and is upgrading its full year guidance for total revenue growth from the mid to high teens to at least 20%.”

Shire Limited Incorporated and registered in Jersey No. 99854
Registered Office: 22 Grenville Street, St Helier, Jersey JE4 8PX
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Q2 2008 Unaudited Results

	Q2 2008			Q2 2007
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M

Revenues	775.6	-	775.6	574.9	-	574.9

Operating (loss)/income	(67.3)	313.8	246.5	(1,775.1)	1,915.8	140.7

Net (loss)/income	(79.0)	267.1	188.1	(1,811.3)	1,916.6	105.3
Diluted (loss)/earnings per:

Ordinary share	(14.6c)	46.2c	31.6c	(331.0c)	349.6c	18.6c

ADS	(43.8c)	138.6c	94.8c	(993.0c)	1,048.8c	55.8c

Note: Average exchange rates for Q2 2008 and Q2 2007 were $1.97: £1.00 and $1.98: £1.00, respectively.

(1)
Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share and Non GAAP diluted earnings per ADS exclude intangible asset amortization charges and other items as described on page 7.  For an explanation of why Shire's management believes that these Non GAAP financial measures are useful to investors, see page 7.  For a reconciliation of these Non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 25-28.

2008 Financial Outlook

Apart from the updates below, we reiterate the guidance given as part of the first quarter 2008 results, including confirmation that we expect VYVANSE sales to be at the lower end of a range of $350 to $400 million. In combination, these updates constitute upgraded guidance following a strong performance in the first half of 2008. This guidance excludes revenues and costs associated with the proposed acquisition of Jerini AG (“Jerini”):

•	Revenue growth to be at least 20% (previous guidance: mid to high teens);

•	Capital expenditure to be in the range $300 to $330 million (previous guidance: $320 to $350 million);

•	Depreciation to be approximately $75 million (previous guidance: approximately $90 million); and

•
R&D spend is being increased to approximately $500 million (previous guidance: $465 to $490 million). This increase reflects Shire’s strong pipeline with the completion during Q2 of the acquisition of METAZYMTM (arylsulfatase-A), and the acceleration of various core projects including the Phase 3 trials for velaglucerase alfa.

The following items are excluded from net (loss)/income in calculating Non GAAP earnings, all of which are excluded from our financial outlook:

•	Intangible asset amortization charges;

•	Gains and losses on the sale of non-core assets;

•	Upfront payments and milestones in respect of in-licensed and acquired products, including the payment to Zymenex A/S (“Zymenex”) for METAZYM of $135 million;

•	Intangible asset impairment charges, inventory write-downs and exit costs of $150 million associated with DYNEPO, which Shire has decided to stop commercializing;

•	Costs associated with the introduction of a new holding company, expected to be approximately $15 million; and

•	Taxes associated with these items.

In addition depreciation, which is included in cost of product sales, R&D costs and selling, general and administrative costs in our GAAP results, has been separately disclosed for the presentation of non GAAP earnings (see pages 25 to 28).

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Recent Developments

Proposed acquisition of Jerini

On July 3, 2008 Shire announced that it was launching a voluntary public takeover offer for all shares in Jerini for an equity purchase price of €328 million. Shire has also invested approximately €21 million in return for the subscription of newly issued Jerini shares, equating to approximately 9% of the increased share capital. Jerini's Supervisory and Management Boards unanimously support the transaction and will recommend acceptance of the offer to its shareholders. Subject to completion of certain sale and purchase agreements, Shire has rights to approximately 76% of Jerini’s share capital before the receipt of any takeover offer acceptances.  Once the offer document is posted, it is anticipated that the offer will be open for acceptance by the remaining shareholders until the end of Q3 2008 and is contingent upon the fulfilment of certain customary terms and conditions, including approval by relevant merger control authorities.

The proposed acquisition will add Jerini’s hereditary angioedema (“HAE”) product, FIRAZYR® (icatibant), (expected to be launched in the EU in H2 2008) to Shire’s Human Genetic Therapies (“HGT”) portfolio.

On July 15, 2008 Shire announced that the European Commission had granted Jerini marketing authorization for FIRAZYR in the treatment of acute attacks of HAE which allows Jerini to market FIRAZYR in the European Union’s 27 member states, making it the first product to be approved in all EU countries for the treatment of HAE.

On July 17, 2008 the German Federal Cartel Office issued confirmation of merger clearance.

For further details see Shire’s press releases of July 3 and July 15, 2008.

DYNEPO

The Company has today announced that it has decided to stop the commercialization of DYNEPO.  Changes in the external environment including the launch of several bio-similars at lower prices have proved challenging for DYNEPO, a gene-activated erythropoietin indicated for use in treating anemia associated with kidney disease, making it an uneconomic product for Shire. Product sales will wind down over the second half of 2008 as all patients are transferred off DYNEPO by the end of the year.

Shire has recorded charges of $150.3 million in the quarter ended June 30, 2008 to cover intangible asset impairment, inventory write-down and other exit costs. The cash effect of these exit costs is approximately $20 million.

Product Highlights

New Product Launches - subject to obtaining relevant regulatory/governmental approvals, product launches planned over the next two years include:

•	MEZAVANT® (mesalazine) in certain EU countries during 2008;

•	INTUNIVTM (guanfacine) for use in children and adolescents in the US in 2009;

•	FOSRENOL® (lanthanum carbonate) in the pre-dialysis Chronic Kidney Disease (“CKD”) market in the US in 2009;

•	DAYTRANATM (methylphenidate transdermal system) for use in children in the EU in 2009 and adolescents in the US in 2010; and

•	Velaglucerase alfa for the treatment of Gaucher disease in the US and the EU in 2010.

VYVANSETM (lisdexamfetamine dimesylate) – Attention Deficit and Hyperactivity Disorder (“ADHD”)

•
On April 23, 2008 Shire announced that the Food and Drug Administration (“FDA”) had approved the adult indication for VYVANSE, making it the first and only once-daily prodrug stimulant approved to treat adults with ADHD. Shire launched VYVANSE for adult ADHD in June 2008.

•	On May 8, 2008 Shire announced the results of a Phase 3 pivotal study in which VYVANSE demonstrated significant improvements in ADHD symptoms in adults and met all safety and efficacy endpoints.

•	By June 30, 2008 Shire had agreements with nine of its top eleven managed care organizations for VYVANSE.

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•
On July 2, 2008 Shire shipped to wholesalers stocks of three additional dosage strengths (20mg, 40mg and 60mg) for VYVANSE representing product sales of approximately $24 million.  These product sales will be recognized into revenue in Q3 2008.

LIALDA®/MEZAVANT – Ulcerative Colitis

•
On April 1, 2008 the product was launched in Ireland as MEZAVANT XL and, following approval in Luxembourg on June 26, 2008, is now approved in 15 countries. Further launches are planned in certain other EU countries during 2008, subject to the successful conclusion of pricing and reimbursement negotiations.

•
During April 2008, TAP Pharmaceutical Products Inc. (“TAP”) commenced co-promotion of LIALDA in the US in accordance with the co-promotion agreement entered into on March 26, 2008.  This agreement adds more than 500 additional sales representatives from TAP which will increase the reach and frequency of sales calls covering an additional 22,000 doctors.

FOSRENOL – Hyperphosphatemia

•	Following the launch of the product in Slovenia and Switzerland during the second quarter of 2008 and in Malta and Malaysia in July 2008, FOSRENOL is now available in 29 countries.

ELAPRASE® – Hunter syndrome

•	During the three months to June 30, 2008 ELAPRASE was approved for commercial sale in Brazil. ELAPRASE is now approved in 40 countries worldwide.

Pipeline Highlights

INTUNIVTM - ADHD

•
On May 8, 2008 Shire announced pivotal trial results for INTUNIV which is in registration in the US. The data demonstrated that INTUNIV has significant efficacy in reducing ADHD symptoms for patients taking the medication when compared to patients taking a placebo at all measured time points up to 24 hours after dosing.

JUVISTA® - Improvement of scar appearance

•
Nine Phase 2 efficacy trials for JUVISTA have now been reported of which seven demonstrated statistically significant efficacy. Further Phase 2 clinical trials in other surgery types are ongoing and are expected to report during 2008 and 2009. Renovo Limited (“Renovo”) is also intending to initiate a Phase 3 trial in the second half of 2008 in support of Renovo’s filing of a European regulatory dossier and has recently announced that the European Medicines Agency (“EMEA”) has given clearance to commence Phase 3 trials. Shire is considering the EMEA advice to Renovo and Renovo’s EU Phase 3 plans and will give guidance on the US development plan in due course.

Velaglucerase alfa - Gaucher disease

•
Shire has completed enrolment in a worldwide Phase 3 clinical program for velaglucerase alfa, an enzyme replacement therapy being developed for the treatment of Gaucher disease. This comprehensive development program includes the evaluation of velaglucerase alfa in naïve patients and patients previously treated with imiglucerase across three clinical studies. It is anticipated that this development program will support global filings in the second half of 2009.

METAZYM (HGT-1111) - Metachromatic Leukodystrophy (“MLD”)

•
METAZYM is being investigated for the treatment of MLD and has completed a Phase 1b clinical trial in twelve patients in Europe and an extension to this study is ongoing. The product has been granted orphan drug designation in the US and in the EU.  The current plan is to initiate a Phase 2/3 clinical trial by the end of 2008. This product will now be referred to as HGT-1111.

PLICERATM (HGT-3410) - Gaucher disease

•
In March 2008 Amicus Therapeutics Inc. (“Amicus”) announced positive data from its Phase 2 clinical trial for PLICERA. Results from this Phase 2 trial support the previously reported interim findings that PLICERA was generally safe and well tolerated at all doses and increased target enzyme activity levels in a majority of patients. Shire has rights to PLICERA in markets outside the US.

4

HGT-3510 - Pompe disease

•
In June 2008 Amicus initiated Phase 2 clinical trials of HGT-3510, an orally administered, small molecule pharmacological chaperone being jointly developed for the treatment of Pompe disease by Shire and Amicus. Shire has rights to HGT-3510 in markets outside the US.

HGT-1410 - Sanfilippo syndrome (Mucopolysaccharidosis IIIA)

•
On May 22, 2008 orphan drug designation was granted by the FDA for HGT-1410, an enzyme replacement therapy being developed for the treatment of Sanfilippo syndrome, a lysosomal storage disorder.  Pre-clinical development for this product is continuing.

Business Highlights

A new listed holding company for the Shire group

•
On May 23, 2008 Shire Limited, a public company with its primary listing on the London Stock Exchange (secondary listing on NASDAQ), incorporated in Jersey and tax resident in the Republic of Ireland, became the holding company of the Shire group, pursuant to a scheme of arrangement under Sections 895 to 899 of the United Kingdom Companies Act 2006 (the “Scheme”). The Scheme was approved by the High Court of England and Wales and the shareholders of Shire plc, the former holding company of the Shire group. The introduction of a new holding company tax resident in Ireland, is designed to help protect Shire’s tax position.

•
Immediately prior to the Scheme becoming effective, Shire Limited was substituted for Shire plc as principal obligor under Shire’s $1.1 billion 2.75 per cent convertible bond due 2014 originally issued by Shire plc (and the terms and conditions of such bonds were accordingly amended).

•	Shire incurred costs associated with the introduction of the new holding company of $12.2 million in the six months to June 30, 2008.

Completion of acquisition of METAZYM

•
On June 4, 2008 Shire completed the acquisition of the global rights to the clinical candidate arylsulfatase-A, currently known as METAZYM, from Zymenex for $135 million in cash (see Pipeline Highlights above).  This acquisition is expected to bring forward Shire’s entry into the MLD market.

Sale of non-core assets

•
Following the transfer of the relevant marketing consents Shire recognised previously deferred gains of $9.1 million arising from product divestments in 2007, including $8.6 million from the sale of non-core products to Laboratorios Almirall S.A (“Almirall”) in 2007.

HGT analyst day

•	Shire is planning an analyst day for November 18, 2008 in Lexington, Massachusetts – specific details will be issued nearer the date.

Share purchases

•
In the three months to June 30, 2008 1.4 million American Depositary Shares (“ADSs”) were acquired by the Employee Share Ownership Trust (“ESOT”) for a cash consideration of $71.0 million (2007: $55.5 million) at an average ADS price of $50.12.

Board changes

•
On June 18, 2008 Shire’s former Chief Financial Officer, Angus Russell, became Chief Executive Officer and Shire’s former Chief Executive Officer Matthew Emmens became Chairman and Non-Executive Director. Shire’s former Chairman, Dr James Cavanaugh, retired from the Shire Board and David Kappler became Deputy Chairman.

•
On July 1, 2008 Graham Hetherington joined Shire as Chief Financial Officer and Executive Board Director. Graham Hetherington has a broad range of experience in senior financial roles having most recently held positions as Chief Financial Officer of Bacardi (2007) and Allied Domecq plc (1999-2005).

•	On April 24, 2008 Shire announced that Michael Rosenblatt M.D. joined the Shire Board as a Non-Executive Director.

•	On July 29, 2008 Robin Buchanan, due to his other commitments, stepped down from the Shire Board on the completion of his term of office.

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Dividend

In respect of the six months ended June 30, 2008, the Board resolved to pay an interim dividend of 2.147 US cents per ordinary share (2007: 2.147 US cents per share).

Dividend payments will be made in Pounds Sterling to Ordinary shareholders and in US Dollars to holders of American Depository Shares (“ADSs”).  A dividend of 1.085 pence per ordinary share (2007: 1.048 pence) and 6.441 US cents per ADS (2007: 6.441 US cents) will be paid on October 9, 2008 to persons whose names appear on the register of members of the Company at the close of business on September 12, 2008.

As previously disclosed Shire intends to put in place Income Access Share arrangements enabling shareholders to choose whether they receive their dividends from a company resident for tax purposes in the Republic of Ireland or from a company resident for tax purposes in the United Kingdom. The arrangements will be in place for the interim dividend. In accordance with the Shire ADS Deposit Agreement, the ADS Depositary will make an election on behalf of all holders of ADSs to receive UK sourced dividends. Details of the Income Access Share arrangements can be found in the Scheme Circular issued on April 16, 2008, which is available on the Company’s website www.shire.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Dial in details for the live conference call for investors 14:30 BST/09:30 EDT on July 31, 2008:
UK and International dial in: +44 (0)2030234496
US dial in: 1 8669665335
Password/Conf ID: Shire
Webcast: http://www.shire.com/shire/InvestorRelations/showevent.jsp?event=73&tn=2&m1=33

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Notes to editors

SHIRE LIMITED

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™ (lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on the Company’s ADHD franchise; patents, including but not limited to, legal challenges relating to the Company’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); the Company’s ability to secure new products for commercialization and/or development; the Company’s proposed offer for Jerini AG, including but not limited to, the Company’s ability to successfully complete the offer and integrate Jerini AG, as well as realize the anticipated benefits of the acquisition; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP.  These measures are referred to as “non GAAP” measures and include Non GAAP operating income, Non GAAP net income, Non GAAP diluted earnings per ordinary share, Non GAAP diluted earnings per ADS and effective tax rate on Non GAAP income.  These non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results.  These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

7

The following are trademarks either owned or licensed by Shire Limited or companies within the Shire group which are the subject of trademark registrations in certain territories, or which are owned by third parties as indicated and referred to in this press release:

Shire Product	Active ingredient
ADDERALL® XR	(mixed salts of a single-entity amphetamine)
AMIGAL™	(migalastat hydrochloride) (trademark of Amicus Therapeutics (“Amicus”))
CALCICHEW® range	(calcium carbonate with or without Vitamin D3)
CARBATROL	(carbamazepine - extended-release capsules)
COMBIVIR ®	(lamivudine) (trademark of GlaxoSmithKline (“GSK”))
DAYTRANA™	(methylphenidate transdermal system)
DYNEPO®	(epoetin delta) (trademark of Sanofi-Aventis)
ELAPRASE®	(idursulfase)
EPIVIR ®	(lamivudine) (trademark of GSK)
EPZICOM®/KIVEXA (EPZICOM)	(lamivudine) (trademark of GSK)
FIRAZYR®	(icatibant) (trademark of Jerini)
FOSRENOL®	(lanthanum carbonate)
INTUNIV™	(guanfacine – extended release)
JUVISTA®	(human TGFβ3) (trademark of Renovo)
LIALDA®	(mesalamine)
METAZYM™	(arylsulfatase-A)
MEZAVANT®	(mesalazine)
PENTASA®	(mesalamine) (trademark of Ferring)
PLICERA™	(isofagomine tartrate) (trademark of Amicus)
RAZADYNE®	(galantamine) (trademark of Johnson & Johnson (“J&J”))
RAZADYNE® ER	(galantamine) (trademark of J&J)
REMINYL®	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REMINYL XL™	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REPLAGAL®	(agalsidase alfa)
VYVANSE™	(lisdexamfetamine dimesylate)
XAGRID™	(anagrelide hydrochloride)
ZEFFIX	(lamivudine) (trademark of GSK)
3TC	(lamivudine) (trademark of GSK)

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OVERVIEW OF US GAAP FINANCIAL RESULTS

1.           Introduction

Summary of Q2 2008

Revenues from operations for the three months to June 30, 2008 increased by 35% to $775.6 million (2007: $574.9 million).

The operating loss for the three months to June 30, 2008 was $67.3 million (2007 loss: $1,775.1 million). The loss in the second quarter of 2008 was due to the $135.0 million write-off of in-process research and development in respect of the acquisition of METAZYM, and the intangible asset impairment charge, inventory write-down and exit costs ($150.3 million) in respect of DYNEPO, which Shire has decided to stop commercialising. The operating loss in the second quarter of 2007 was due to the $1,896.0 million write-off of in-process research and development acquired as part of the $2.6 billion acquisition of New River Pharmaceuticals Inc. (“New River”).

Cash inflow from operating activities for the three months to June 30, 2008 decreased by 1% to $180.4 million (2007: $183.0 million), as a result of the payment of $135.0 million in respect of the acquisition of METAZYM offset by strong cash generation from underlying operations.

Cash, cash equivalents and restricted cash at June 30, 2008 totaled $835.5 million (December 31, 2007: $802.0 million). The increase of $33.5 million was less than the cash inflow from operating activities primarily due to the purchase of property, plant and equipment, payments to acquire shares by the ESOT and the dividend payment.

2.           Product sales

For the three months to June 30, 2008 product sales increased by 40% to $705.7 million (2007: $504.2 million) and represented 91% of total revenues (2007: 88%).

Product Highlights
Product	Sales $M	Sales Growth (2)	US Rx Growth (1) (2)	US Average Quarterly Market Share(1)
Specialty Pharmaceuticals
ADDERALL XR	296.4	16%	-6%	23.1%
VYVANSE	65.2	n/a	n/a	7.4%
DAYTRANA	22.6	14%	-11%	1.8%
LIALDA / MEZAVANT	32.0	n/a	n/a	10.8%
PENTASA	44.8	11%	-2%	16.8%
FOSRENOL	42.4	73%	-4%	8.2%
XAGRID	20.6	20%	n/a	n/a

Human Genetic Therapies
ELAPRASE	80.8	89%	n/a	n/a
REPLAGAL	44.7	40%	n/a	n/a

(1)
Product specific prescription data is provided by IMS Health (“IMS”), a leading global provider of business intelligence for the pharmaceutical and healthcare industries.  All other US market share data stated in the text below is also provided by IMS.

(2)	Compared to Q2 2007.

Specialty Pharmaceuticals

US ADHD market share

Shire’s average quarterly market share of the US ADHD market rose to 32.3% in the three months to June 30, 2008 (2007: 28.6%), driven by the introduction of VYVANSE in July 2007.  The overall US ADHD market grew by 7% in the same period. Shire has the leading portfolio of products in the US ADHD market.

ADDERALL XR – ADHD

As a result of the launch of VYVANSE in July 2007, ADDERALL XR’s average quarterly market share of the US ADHD market for Q2 2008 fell to 23.1% (2007: 26.3%), a decrease of 12% compared to Q2 07.  US prescriptions for ADDERALL XR for the period to June 30, 2008 decreased by 6% compared to the same period in 2007 due to the 12% decrease in average market share offset by 7% growth in the US ADHD market.

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Sales of ADDERALL XR for the three months to June 30, 2008 were $296.4 million, an increase of 16% compared to the same period in 2007 (2007: $255.1 million).  Product sales grew despite the decline in US prescriptions primarily due to price increases in October 2007 and April 2008.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing.  Further information on this litigation can be found in our filings with the US Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year to December 31, 2007.

VYVANSE – ADHD

VYVANSE was launched in the US market in July 2007.  Product sales for the three months to June 30, 2008 were $65.2 million (2007: $nil) representing a 20% increase compared to sales of $54.4 million in Q1 2008.

Product sales growth was driven by a 15% increase in prescription demand compared to Q1 2008 together with a price increase in May 2008.  For the three months to June 30, 2008 VYVANSE’s average quarterly market share was 7.4% (Q1 08: 6.1%) of the US ADHD market.

By July 18, 2008 VYVANSE had achieved a US ADHD average weekly market share of 8.2% based on weekly prescription volumes.

DAYTRANA – ADHD

Product sales for the three months to June 30, 2008 were $22.6 million (2007: $19.9 million).  Prescriptions declined by 11% from the same period last year due to a reduction in DAYTRANA’s average quarterly market share of the US ADHD market to 1.8% (2007: 2.2%).

Despite the decrease in prescriptions compared to 2007, sales of DAYTRANA grew 14% due to higher market growth, lower sales deductions and a price increase in January 2008.

On June 9, 2008 Shire announced a voluntary recall of a limited portion of DAYTRANA patches because certain patches did not meet their release liner removal specifications which may have resulted in some patients and caregivers having difficulties removing the liners.  The voluntary recall was not due to safety issues.  Shire and Noven Pharmaceuticals Inc. (the manufacturer of DAYTRANA) continue to pursue enhancements to the product and to work closely with the FDA to implement changes that may improve the usability of DAYTRANA. No interruption in the production of DAYTRANA is anticipated.

US oral mesalamine market share

Shire’s average quarterly market share of the US oral mesalamine market rose to 27.6% in the three months to June 30, 2008 (2007: 19.9%), driven by the introduction of LIALDA in March 2007.  The overall US oral mesalamine market grew by 1% in the same period.

LIALDA/MEZAVANT – Ulcerative colitis

Shire launched LIALDA in the US oral mesalamine market in March 2007, and during the three months to June 30, 2008 LIALDA had reached an average quarterly market share of 10.8%.  LIALDA’s product sales in the US for the three months to June 30, 2008 were $30.9 million (2007: $5.0 million). This compares to sales of $26.7 million and an average quarterly market share of 9.1% in Q1 2008.

Sales of MEZAVANT outside the US for the three months ended June 30, 2008 were $1.1 million (2007: $nil).  The product was launched as MEZAVANT XL in the UK in November 2007 and as MEZAVANT in Canada and Germany in January and February 2008 respectively.  Shire launched MEZAVANT XL in Ireland in April 2008 and further launches are planned in certain other EU countries during 2008, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA – Ulcerative colitis

Sales of PENTASA for the three months to June 30, 2008 were $44.8 million, an increase of 11% compared to the same period in 2007 (2007: $40.2 million). Sales grew despite a decrease in prescriptions due to the impact of price increases in August 2007 and April 2008.

US prescriptions for the three months to June 30, 2008 were down 2% compared to the same period in 2007 primarily due to a 3% decrease in PENTASA’s US average quarterly market share from 17.3% in 2007 to 16.8% in 2008, offset by a 1% increase in the US oral mesalamine market.

10

FOSRENOL – Hyperphosphatemia

FOSRENOL has been launched in 29 countries and global sales totaled $42.4 million for the three months to June 30, 2008 (2007: $24.5 million).  Sales of FOSRENOL outside the US for the three months ended June 30, 2008 were $19.3 million (2007: $9.0 million).

US sales of FOSRENOL for the three months to June 30, 2008 were up 49% to $23.1 million compared to the same period in 2007 (2007: $15.5 million).

FOSRENOL’s average quarterly prescription share of the US phosphate binder retail market decreased to 8.2% for the three months to June 30, 2008 (2007: 8.5%).  Contributing to product sales increase were price increases in October 2007 and February 2008. As a consequence of focusing on specialist physicians, clinics and dialysis centers, FOSRENOL’s dollar share of the non-retail market increased to 17.2% in June 2008 compared to 12.3% in June 2007.

Effective April 16, 2008 Shire and Abbott Laboratories Inc. mutually agreed to terminate their Co-Promotion Agreement for FOSRENOL in the United States.  Shire will continue to promote FOSRENOL on its own in the United States and throughout Europe.

XAGRID – Thrombocythemia

Sales for the three months to June 30, 2008 were $20.6 million, an increase of 20% compared to the same period in 2007 (2007: $17.1 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds Sterling), sales increased by 10% due to growth in many of Shire’s existing markets, with exchange rate movements against the US dollar accounting for the remaining 10% increase.

Human Genetic Therapies

ELAPRASE – Hunter syndrome

Sales for the three months to June 30, 2008 were $80.8 million, an increase of 89% compared to the same period in 2007 (2007: $42.7 million).  The sales growth was primarily driven by increased unit sales in North America, EU, Latin America, and Asia Pacific.  The product is now approved for marketing and commercial distribution in 40 countries.  Exchange rate movements against the US dollar contributed 12% to the growth compared to the prior year.

REPLAGAL – Fabry disease

Sales for the three months to June 30, 2008 were $44.7 million, an increase of 40% compared to the same period in 2007 (2007: $31.9 million).  The sales growth was primarily driven by increased unit sales in the EU and Latin America.  The product is now approved for marketing and commercial distribution in 42 countries.  Exchange rate movements against the US dollar contributed 11% to the growth compared to the prior year.

11

3.	Royalties

Royalty revenue increased by 1% to $64.8 million for the three months to June 30, 2008 (2007: $64.0 million).  The following table provides an analysis of Shire’s royalty income:

Royalty Highlights
Product	Royalties to Shire $M	Royalty Growth(1) %
3TC	35.6	-9%
ZEFFIX	10.8	4%
Other	18.4	26%
Total	64.8	1%

(1)	Compared with Q2 2007.

3TC – HIV infection and AIDS

Shire receives royalties from GSK on worldwide 3TC sales.  Royalties from sales of 3TC for the three months to June 30, 2008 were $35.6 million, (2007: $39.0 million). Excluding favorable foreign exchange movements of 7%, there has been a decline of 16% compared to the same period in 2007.  While the nucleoside analogue market for HIV has continued to grow, competitive pressures from new products and entrants to the market have increased, leading to a decline in 3TC sales.

ZEFFIX – Chronic hepatitis B infection

Shire receives royalties from GSK on worldwide ZEFFIX sales.  Royalties from sales of ZEFFIX for the three months to June 30, 2008 were $10.8 million, an increase of 4% (2007: $10.4 million).  The impact of foreign exchange movements has contributed 13% to the reported growth; excluding favorable foreign exchange movements there has been a decrease of 9% compared to the same period in 2007.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (“Janssen”), an affiliate of Johnson & Johnson.  Shire has exclusive marketing rights in the UK and the Republic of Ireland.

Sales of the REMINYL/RAZADYNE range, for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type, continue to grow.

Litigation proceedings relating to 3TC, COMBIVIR, EPIVIR, EPZICOM, RAZADYNE, RAZADYNE ER, REMINYL, REMINYL XL and ZEFFIX are ongoing.  Further information on these litigations can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

12

4.         Financial details

Cost of product sales

	2008	% of product sales	2007	% of product sales
	$m		$m
Cost of product sales (US GAAP)	142.9	20%	74.0	15%
Write-down of inventory and exit costs of DYNEPO	(53.4)		-
Depreciation	(3.0)		(2.9)
Cost of product sales (Non GAAP)	86.5	12%	71.1	14%

The cost of product sales increased to $142.9 million for the three months to June 30, 2008 (20% of product sales), up from $74.0 million in the corresponding period in 2007 (2007: 15% of product sales).

For the three months to June 30, 2008 cost of product sales included charges of $53.4 million (8% of product sales) (2007: $nil) relating to the write-down of inventory and other exit costs for DYNEPO, which the Company has decided to stop commercialising, and $3.0 million of depreciation (2007: $2.9 million).  Excluding these charges, cost of product sales decreased as a percentage of product sales to 12% (2007: 14% of product sales).

Research and development (“R&D”)

	2008	% of product sales	2007	% of product sales
	$m		$m
R&D (US GAAP)	145.3	21%	103.1	20%
Payments in respect of in-licensed products	-		(5.9)
R&D commitments in respect of DYNEPO	(6.5)		-
Depreciation	(3.1)		(3.1)
R&D (Non GAAP)	135.7	19%	94.1	19%

R&D expenditure increased to $145.3 million for the three months to June 30, 2008 (21% of product sales), up from $103.1 million in the corresponding period in 2007 (20% of product sales).

Excluding costs relating to the exiting of post-approval marketing commitments for DYNEPO, which the Company has decided to stop commercialising, and depreciation (see reconciliation table above), R&D expenditure increased by $41.6 million over the same period in 2007, remaining consistent as a percentage of product sales at 19% (2007: 19% of product sales). Contributing to the increased R&D expenditure in the second quarter of 2008 over 2007 were costs associated with projects in-licensed and acquired since the second half of 2007 including PLICERA, SPD550, AMIGAL, JUVISTA and METAZYM together with Phase 3(b) and Phase 4 studies to support new product launches.

Selling, general and administrative (“SG&A”)

	2008	% of product sales	2007	% of product sales
	$m		$m
SG&A (US GAAP)	428.8	61%	280.6	56%
Costs associated with the introduction of a new holding company	(6.6)		-
Amortization	(31.0)		(17.6)
Impairment of intangible assets	(90.4)		-
Depreciation	(11.2)		(9.9)
SG&A (Non GAAP)	289.6	41%	253.1	50%

13

SG&A expenses increased to $428.8 million for the three months to June 30, 2008 from $280.6 million in the corresponding period in 2007.  Excluding an intangible asset impairment charge of $90.4 million in respect of DYNEPO, amortization of intangible assets (increased due to VYVANSE, launched July 2007), costs associated with the introduction of the new holding company and depreciation costs (see reconciliation table above), SG&A expenditure increased by $36.5 million to $289.6 million.

Excluding these items, SG&A decreased as a percentage of product sales to 41% (2007: 50%) reflecting the sales impact in the three months to June 30, 2008 of the successful launches of VYVANSE, LIALDA/MEZAVANT and ELAPRASE.

Other increases in SG&A expenses mainly relate to the increase in advertising, promotional and marketing spend to support VYVANSE and LIALDA/MEZAVANT.

Gain on sale of product rights

For the three months to June 30, 2008 Shire recognized gains of $9.1 million (2007: $5.0 million) arising from product divestments in 2007, including $8.6 million from the sale of non-core products to Almirall.

These gains were deferred at December 31, 2007 pending the transfer of the relevant consents.

In process R&D charge

During the three months to June 30, 2008 the Company recorded an in-process R&D charge of $135.0 million in respect of the acquisition of the global rights to the clinical candidate arylsulfatase-A currently known as METAZYM (HGT-1111), from Zymenex.

During the three months to June 30, 2007 Shire expensed the portion of the New River purchase price allocated to in-process R&D totaling $1,896.0 million.  This amount represented the value of those acquired development projects which, at the acquisition date, had not been approved by the FDA or other regulatory authorities, including the adult indication of VYVANSE.

Interest income

For the three months to June 30, 2008 Shire received interest income of $6.5 million (2007: $14.9 million).  Interest income primarily relates to interest received on cash and cash equivalents.  Interest income for the three months to June 30, 2008 is lower than the same period in 2007 due to lower average cash and cash equivalent balances and lower average US Dollar interest rates.

Interest expense

For the three months to June 30, 2008 the Company incurred interest expense of $16.8 million (2007: $28.0 million).  In the three months to June 30, 2007 interest expense included a $7.9 million write-off of deferred financing charges on repayment of term loans used to fund the acquisition of New River following the issue of the $1.1 billion convertible bonds in May 2007.

In both three month periods to June 30, 2008 and 2007 interest expense includes a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-Transkaryotic Therapies, Inc. (“TKT”) shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  A trial date of December 10, 2008 has been set.  Further information on this litigation can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

Taxation

The effective rate of tax for the three months to June 30, 2008 was -0.3% (2007: -1%).  Excluding the tax effect of items excluded from non GAAP income as outlined on pages 25-26, the effective rate of tax on non GAAP income is 20% (2007: 24%). The effective rate of tax on non GAAP income in the three months to June 30, 2008 was 4% lower than the corresponding period in 2007 principally due to a permanent tax benefit arising on the debtor substitution of the Company’s convertible bond on the Scheme of Arrangement in May 2008.

Equity in earnings of equity method investees

Net losses of equity method investees of $1.9 million were recorded for the three months to June 30, 2008 (2007: earnings $0.7 million).  This comprised earnings of $1.5 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2007: $3.1 million) offset by losses of $3.4 million being the Company’s share of losses in the GeneChem, AgeChem and EGS Funds (2007: loss $2.4 million).

14

FINANCIAL INFORMATION

15

Unaudited US GAAP results for the three months to June 30, 2008
Consolidated Balance Sheets

	June 30, 2008 $M	December 31, 2007 $M
ASSETS

Current assets:
Cash and cash equivalents	801.2	762.5
Restricted cash	34.3	39.5
Accounts receivable, net	463.5	441.5
Inventories, net	151.6	174.1
Assets held for sale	4.7	10.6
Deferred tax asset	135.0	143.3
Prepaid expenses and other current assets	100.3	125.3

Total current assets	1,690.6	1,696.8

Non current assets:
Investments	66.7	110.2
Property, plant and equipment, net	434.2	368.6
Goodwill	221.8	219.4
Other intangible assets, net	1,620.5	1,764.5
Deferred tax asset	142.2	143.7
Other non-current assets	26.8	26.9
Total assets	4,202.8	4,330.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	677.2	674.2
Deferred tax liability	10.6	11.3
Liability to dissenting shareholders	490.5	480.2
Other current liabilities	40.3	96.5

Total current liabilities	1,218.6	1,262.2

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long term debt	31.9	32.9
Deferred tax liability	338.1	332.4
Other non-current liabilities	388.0	375.6

Total non-current liabilities	1,858.0	1,840.9

Total liabilities	3,076.6	3,103.1

16

Unaudited US GAAP results for the three months to June 30, 2008
Consolidated Balance Sheets (continued)

	June 30, 2008 $M	December 31, 2007 $M
Shareholders’ equity:
Common stock of 5p par value; 1,000 million shares authorized; and 559.9 million shares issued and outstanding (2007: 750 million shares authorized; and 553.2 million shares issued and outstanding)	55.5	55.2
Exchangeable shares: nil shares issued and outstanding (2007: 0.7 million)	-	33.6
Treasury stock (19.6 million shares (2007: 10.3 million shares))	(380.5)	(280.8)
Additional paid-in capital	2,563.9	2,503.4
Accumulated other comprehensive income	14.2	55.7
Accumulated deficit	(1,126.9)	(1,140.1)

Total shareholders’ equity	1,126.2	1,227.0

Total liabilities and shareholders’ equity	4,202.8	4,330.1

17

Unaudited US GAAP results for the three and six months to June 30, 2008
Consolidated Statements of Operations

	3 months to June 30, 2008 $M	3 months to June 30, 2007(1) $M	6 months to June 30, 2008 $M	6 months to June 30, 2007(1) $M
Revenues:
Product sales	705.7	504.2	1,337.4	965.7
Royalties	64.8	64.0	129.9	123.5
Other revenues	5.1	6.7	10.5	13.9

Total revenues	775.6	574.9	1,477.8	1,103.1

Costs and expenses:
Cost of product sales(1) (2) (3)	142.9	74.0	233.2	141.3
Research and development(1) (3)	145.3	103.1	267.3	184.2
Selling, general and administrative(1) (2)	428.8	280.6	763.3	519.2
Integration costs	-	1.3	-	1.3
Gain on sale of product rights	(9.1)	(5.0)	(16.7)	(5.0)
In-process R&D charge	135.0	1,896.0	135.0	1,896.0

Total operating expenses	842.9	2,350.0	1,382.1	2,737.0

Operating (loss)/income	(67.3)	(1,775.1)	95.7	(1,633.9)

Interest income	6.5	14.9	19.2	34.7
Interest expense	(16.8)	(28.0)	(34.1)	(35.8)
Other income/(expenses), net	0.7	1.8	13.4	2.3

Total other (expenses)/income, net	(9.6)	(11.3)	(1.5)	1.2

(Loss)/income before income taxes and equity in (losses)/earnings of equity method investees	(76.9)	(1,786.4)	94.2	(1,632.7)
Income taxes	(0.2)	(25.6)	(44.3)	(67.1)
Equity in (losses)/earnings of equity method investees	(1.9)	0.7	(0.3)	1.2

Net (loss)/income	(79.0)	(1,811.3)	49.6	(1,698.6)

(1) For the three months to June 30, 2007 $4.7 million of depreciation was reclassified from Selling, general and administrative (SG&A) costs to Cost of product sales ($1.9 million) and Research and Development costs ($2.8 million).  For the six months to June 30, 2007 $8.7 million of depreciation was reclassified from SG&A costs to Cost of product sales ($3.9 million) and Research and development ($4.8 million).

(2) Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.4 million for the three months to June 30, 2008 (2007: $nil) and $0.9 million for the six months to June 30, 2008 (2007: $nil). Selling, general and administrative costs includes amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $121.4 million for the three months to June 30, 2008 (2007: $17.6 million) and $152.3 million for the six months to June 30, 2008 (2007: $32.9 million).

(3) Costs, predominantly relating to manufacturing set-up costs for new products, of $1.8 million and $3.6 million for the three months and six months to June 30, 2007, have been reclassified from Research and development to Cost of product sales.

18

Unaudited US GAAP results for the three months and six months to June 30, 2008
Consolidated Statements of Operations (continued)

	3 months to June 30, 2008 $M		3 months to June 30, 2007 $M		6 months to June 30, 2008 $M		6 months to June 30, 2007 $M
(Loss)/earnings per ordinary share - basic	(14.6c	)	(331.0c	)	9.1	c	(317.5c	)

(Loss)/earnings per ordinary share – diluted	(14.6c	)	(331.0c	)	8.2	c	(317.5c	)

(Loss)/earnings per ADS - diluted	(43.8c	)	(993.0c	)	24.6	c	(952.5c	)

Weighted average number of shares:
Basic	542.5		547.3		543.7		535.0
Diluted	542.5		547.3		579.6		535.0

19

Unaudited US GAAP results for the three months and six months to June 30, 2008
Consolidated Statements of Cash Flows

	3 months to June 30, 2008 $M	3 months to June 30, 2007 $M	6 months to June 30, 2008 $M	6 months to June 30, 2007 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	(79.0)	(1,811.3)	49.6	(1,698.6)
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:

Depreciation and amortization	48.9	33.5	96.3	63.7
Amortization of deferred financing charges	1.2	9.2	2.5	9.2
Interest on building financing obligation	0.7	-	1.9	-
Share based compensation	19.4	11.8	35.7	22.4
In-process R&D charge on New River acquisition	-	1,896.0	-	1,896.0
Impairment of intangible assets	90.4	-	90.4	-
Gain on sale of long-term assets	(0.4)	-	(9.8)	-
Gain on sale of product rights	(9.1)	(5.0)	(16.7)	(4.9)
Movement in deferred taxes	(16.4)	0.1	17.4	13.8
Equity in losses/(earnings) of equity method investees	1.9	(0.7)	0.3	(1.2)

Changes in operating assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	22.0	(25.2)	(28.4)	(103.0)
Increase/(decrease) in sales deduction accrual	27.6	(10.8)	35.5	18.9
Decrease/(increase) in inventory	19.5	(26.6)	10.4	(40.0)
Decrease in prepayments and other current assets	3.8	25.1	24.3	11.3
(Increase)/decrease in other assets	(2.7)	9.8	(2.4)	0.7
Increase/(decrease) in accounts and notes payable and other liabilities	50.7	25.1	(66.4)	7.6
Increase in deferred revenue	1.9	52.0	5.5	88.5

Net cash provided by operating activities(A)	180.4	183.0	246.1	284.4

20

Unaudited US GAAP results for the three months and six months to June 30, 2008
Consolidated Statements of Cash Flows

	3 months to June 30, 2008 $M	3 months to June 30, 2007 $M	6 months to June 30, 2008 $M	6 months to June 30, 2007 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	-	55.8	-	55.8
Movements in restricted cash	0.2	(9.2)	5.2	(9.6)
Purchases of subsidiary undertakings, net of cash acquired	-	(2,458.6)	-	(2,458.6)
Expenses related to the New River acquisition	-	(57.3)	-	(60.4)
Purchases of long-term investments	(0.1)	(3.7)	(1.1)	(5.8)
Purchases of property, plant and equipment	(61.6)	(15.7)	(89.4)	(33.6)
Purchases of intangible assets	-	(3.6)	-	(31.8)
Proceeds from disposal of long-term assets	-	-	10.3	-
Proceeds/deposits received for sale of product rights	-	9.8	5.0	16.8
Proceeds from disposal of property, plant and equipment	0.8	-	0.9	-
Returns from equity investments	0.4	1.0	0.4	2.2

Net cash used in investing activities(B)	(60.3)	(2,481.5)	(68.7)	(2,525.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	-	1,300.0	-	1,300.0
Repayment of drawings under bank facility	-	(1,300.0)	-	(1,300.0)
Proceeds from issue of 2.75% convertible bonds due 2014	-	1,100.0	-	1,100.0
Redemption of New River convertible notes	-	(279.4)	-	(279.4)
Proceeds from exercise of New River purchased call option	-	141.8	-	141.8
Payment of debt arrangement and issuance costs	-	(29.8)	-	(32.7)
Payment under building financing obligation	(0.2)	-	(0.4)	-
Proceeds from exercise of options	0.7	1.7	1.0	24.1
(Costs)/proceeds from issue of common stock, net	(2.9)	(1.0)	(2.9)	877.3
Proceeds from exercise of warrants	-	-	-	7.0
Payment of dividend	(36.4)	(29.4)	(36.4)	(29.4)
Payments to acquire shares by employee share ownership trust (“ESOT”)	(71.0)	(55.5)	(104.1)	(99.9)

Net cash (used in)/provided by financing activities(C)	(109.8)	848.4	(142.8)	1,708.8

Effect of foreign exchange rate changes on cash and cash equivalents (D)	0.3	2.4	4.1	3.4

Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	10.6	(1,447.7)	38.7	(528.4)
Cash and cash equivalents at beginning of period	790.6	2,046.2	762.5	1,126.9

Cash and cash equivalents at end of period	801.2	598.5	801.2	598.5

21

Unaudited US GAAP results for the three months to June 30, 2008
Selected Notes to the US GAAP Financial Statements

(1) Earnings per share

	3 months to June 30, 2008 $M	3 months to June 30, 2007 $M	6 months to June 30, 2008 $M	6 months to June 30, 2007 $M
Net (loss)/income	(79.0)	(1,811.3)	49.6	(1,698.6)

Numerator for basic EPS	(79.0)	(1,811.3)	49.6	(1,698.6)
Impact of convertible bonds, net of tax(1)	-	-	(2.2)	-

Numerator for diluted EPS	(79.0)	(1,811.3)	47.4	(1,698.6)

Weighted average number of shares:	No. of shares Millions	No. of shares Millions	No. of shares Millions	No. of shares Millions

Basic (2)	542.5	547.3	543.7	535.0
Effect of dilutive shares:
Stock options(3)	-	-	3.2	-
Convertible bonds 2.75% due 2014(4)	-	-	32.7	-

Diluted	542.5	547.3	579.6	535.0

(1) Includes the after tax interest charge in respect of the convertible bonds ($9.3 million), and the tax benefit recognized on substitution of the convertible bonds from Shire plc to Shire Limited on the Scheme of Arrangement ($11.5 million).
(2) Excludes shares purchased by the ESOT and presented by the Company as treasury stock.
(3) Calculated using the treasury stock method.
(4) Calculated using the ”if-converted” method.

The share equivalents not included in the above calculation of the diluted weighted average number of shares are shown below:

	3 months to June 30, 2008 No. of shares Millions(2)	3 months to June 30, 2007 No. of shares Millions(2)	6 months to June 30, 2008 No. of shares Millions(1)	6 months to June 30, 2007 No. of shares Millions(2)
Stock options out of the money	17.9	1.1	17.4	1.4
Stock options in the money	1.3	6.4	-	7.1
Warrants	-	0.4	-	0.6
Convertible bonds 2.75% due 2014	32.7	21.2	-	10.7

(1) For the six months ended June 30, 2008, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire Limited’s average share price during the calculation period.

(2) For the three months ended June 30, 2008 and the three and six months ended June 30, 2007 no share options, warrants or ordinary shares underlying the convertible bonds have been included in the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period and the inclusion of these items would be anti-dilutive.

22

Unaudited US GAAP results for the three and six months to June 30, 2008
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues
three months to June 30,	2008	2007	2008	2008
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	296.4	255.1	16%	38%
VYVANSE	65.2	-	-	8%
DAYTRANA	22.6	19.9	14%	3%
	384.2	275.0	40%	49%
GI
PENTASA	44.8	40.2	11%	6%
LIALDA / MEZAVANT	32.0	5.0	-	4%
	76.8	45.2	70%	10%

General products
FOSRENOL*	42.4	24.5	73%	6%
DYNEPO*	7.0	1.9	-	1%
CALCICHEW	13.9	13.5	3%	2%
CARBATROL	16.2	17.9	-9%	2%
REMINYL/REMINYL XL	8.7	7.6	14%	1%
XAGRID	20.6	17.1	20%	3%
	108.8	82.5	32%	15%

Other product sales	10.4	26.9	-61%	1%

Total Specialty product sales	580.2	429.6	35%	75%

Human Genetic Therapies ("HGT")
ELAPRASE	80.8	42.7	89%	10%
REPLAGAL	44.7	31.9	40%	6%
Total HGT product sales	125.5	74.6	68%	16%

Total product sales	705.7	504.2	40%	91%

Royalty income:
3TC	35.6	39.0	-9%	5%
ZEFFIX	10.8	10.4	4%	1%
Other	18.4	14.6	26%	2%

Total	64.8	64.0	1%	8%

Other income	5.1	6.7	-24%	1%

Total Revenue	775.6	574.9	35%	100%

* Reclassified to General products following Shire’s decision to stop the commercialization of DYNEPO.

23

Unaudited US GAAP results for the six months to June 30, 2008
Selected Notes to the US GAAP Financial Statements (continued)

(2) Analysis of revenues
six months to June 30,	2008	2007	2008	2008
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	557.9	504.2	11%	38%
VYVANSE	119.6	-	-	8%
DAYTRANA	42.9	31.8	35%	3%
	720.4	536.0	34%	49%
GI
PENTASA	89.0	84.0	6%	6%
LIALDA / MEZAVANT	59.2	5.0	-	4%
	148.2	89.0	67%	10%
General products
FOSRENOL*	78.6	47.3	66%	5%
DYNEPO*	13.7	1.9	-	1%
CALCICHEW	27.5	25.6	7%	2%
CARBATROL	34.1	33.4	2%	2%
REMINYL/REMINYL XL	17.0	14.6	16%	1%
XAGRID	39.3	31.6	24%	3%
	210.2	154.4	36%	14%

Other product sales	19.1	52.6	-64%	1%
Total Specialty product sales	1,097.9	832.0	32%	74%

Human Genetic Therapies ("HGT")
ELAPRASE	152.3	69.3	120%	10%
REPLAGAL	87.2	64.4	35%	6%
Total HGT product sales	239.5	133.7	79%	16%
Total product sales	1,337.4	965.7	38%	90%

Royalty income:
3TC	72.9	74.5	-2%	5%
ZEFFIX	21.2	19.4	9%	1%
Other	35.8	29.6	21%	3%

Total	129.9	123.5	5%	9%

Other income	10.5	13.9	-24%	1%

Total Revenue	1,477.8	1,103.1	34%	100%

* Reclassified to General products following Shire’s decision stop the commercialization of DYNEPO.

24

Unaudited results for the three months to June 30, 2008
Non GAAP reconciliation

	US GAAP					Non GAAP
	3 months to					3 months to
	June 30, 2008	Adjustments		Reclassify depreciation		June 30, 2008
	$M	$M		$M		$M

Total revenues	775.6	-		-		775.6

Costs and expenses:
Cost of product sales	142.9	(53.4)	(a)	(3.0)	(g)	86.5
Research and development	145.3	(6.5)	(b)	(3.1)	(g)	135.7
Selling, general and administrative	428.8	(128.0)	(c)	(11.2)	(g)	289.6
Gain on sale of product rights	(9.1)	9.1	(d)	-		-
In-process R&D charge	135.0	(135.0)	(e)	-		-
Depreciation	-	-		17.3	(g)	17.3
Total operating expenses	842.9	(313.8)		-		529.1

Operating (loss)/income	(67.3)	313.8		-		246.5

Interest income	6.5	-		-		6.5
Interest expense	(16.8)	-		-		(16.8)
Other income, net	0.7	-		-		0.7

Total other (expenses)/income, net	(9.6)	-		-		(9.6)

(Loss)/income before income taxes and equity in losses of equity method investees	(76.9)	313.8		-		236.9

Income taxes	(0.2)	(46.7)	(f)	-		(46.9)
Equity in losses of equity method investees, net of tax	(1.9)	-		-		(1.9)

Net (loss)/income	(79.0)	267.1		-		188.1

Impact of convertible debt, net of tax	-	(5.8)	(1)	-		(5.8)
Numerator for diluted EPS from ongoing operations	(79.0)	261.3		-		182.3

Weighted average number of shares (millions) - diluted	542.5	34.0	(1)			576.5
Diluted earnings per ordinary share	(14.6c )	46.2c				31.6c
Diluted earnings per ADS	(43.8c )	138.6c				94.8c

(1) After the above adjustments, the Company made non GAAP net income during the calculation period. As a result, (i) the after tax impact of the convertible bond has been deducted from the numerator and (ii) in-the-money share options and convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following adjustments and reclassifications are included above:

a)	Write down of inventory and other exit costs in respect of DYNEPO ($53.4 million);
b)	R&D commitment in respect of DYNEPO ($6.5 million);
c)
Amortization of intangible assets relating to intellectual property rights acquired ($31.0 million), impairment charge in respect of DYNEPO intangible asset ($90.4 million) and costs associated with the introduction of the new holding company ($6.6 million);

d)	Gains on the disposal of non-core product rights ($9.1 million);
e)	In-process R&D in respect of METAZYM acquired from Zymenex ($135.0 million);
f)	Tax effect of adjustments outlined in (a) to (e); and
g)	Depreciation of $17.3 million included in cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of non GAAP earnings.

25

Unaudited results for the three months to June 30, 2007
Non GAAP reconciliation

	US GAAP					Non GAAP(1)
	3 months to					3 months to
	June 30, 2007	Adjustments		Reclassify depreciation		June 30, 2007
	$M	$M		$M		$M

Total revenues	574.9	-		-		574.9

Costs and expenses:
Cost of product sales	74.0	-		(2.9)	(h)	71.1
Research and development	103.1	(5.9)	(a)	(3.1)	(h)	94.1
Selling, general and administrative	280.6	(17.6)	(b)	(9.9)	(h)	253.1
Integration costs	1.3	(1.3)	(c)	-		-
Gain on sale of product rights	(5.0)	5.0	(d)	-		-
In-process R&D charge	1,896.0	(1,896.0)	(e)	-		-
Depreciation	-	-		15.9	(h)	15.9
Total operating expenses	2,350.0	(1,915.8)		-		434.2

Operating (loss)/income	(1,775.1)	1,915.8		-		140.7

Interest income	14.9	-		-		14.9
Interest expense	(28.0)	7.9	(f)	-		(20.1)
Other income, net	1.8	-		-		1.8

Total other (expenses)/income, net	(11.3)	7.9		-		(3.4)

(Loss)/income before income taxes and equity in earnings of equity method investees	(1,786.4)	1,923.7		-		137.3

Income taxes	(25.6)	(7.1)	(g)	-		(32.7)
Equity in earnings of equity method investees, net of tax	0.7	-		-		0.7

Net (loss)/income	(1,811.3)	1,916.6		-		105.3

Impact of convertible debt, net of tax	-	1.7	(2)	-		1.7
Numerator for diluted EPS from ongoing operations	(1,811.3)	1,918.3		-		107.0

Weighted average number of shares (millions) - diluted	547.3	28.0	(2)			575.3
Diluted (loss)/earnings per ordinary share	(331.0c )	349.6c				18.6c
Diluted (loss)/earnings per ADS	(993.0c )	1,048.8c				55.8c

(1) Non GAAP earnings for 2007 have been recalculated to include the impact of the share based compensation charge which had previously been excluded.  The impact, net of tax, is a decrease in non GAAP net income of $8.9 million.

(2) After the above adjustments, the Company made non GAAP net income during the calculation period. As a result (i) the after tax impact of the convertible bond has been added to the numerator and (ii) in-the-money share options, warrants and convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following adjustments and reclassifications are included above:

a)	Upfront and milestone payments in respect of in-licensing technology from Noven ($5.9 million);
b)	Amortisation of intangible assets relating to intellectual property rights acquired ($17.6 million);
c)	Integration costs in respect of the acquisition of New River ($1.3 million);
d)	Gain on disposal of non-core product rights ($5.0 million);
e)	Write-off of in-process research and development acquired as part of the acquisition of New River ($1,896.0 million);
f)	Write-off of deferred financing costs on repayment of term loans drawn down to partly fund the New River acquisition;
g)	Tax effect of adjustments outlined in (a) to (f); and
h)	Depreciation of $15.9 million included in cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of non GAAP earnings.

26

Unaudited results for the six months to June 30, 2008
Non GAAP reconciliation

	US GAAP					Non GAAP
	6 months to					6 months to
	June 30, 2008	Adjustments		Reclassify depreciation		June 30, 2008
	$M	$M		$M		$M

Total revenues	1,477.8	-		-		1,477.8

Costs and expenses:
Cost of product sales	233.2	(53.4)	(a)	(5.6)	(h)	174.2
Research and development	267.3	(6.5)	(b)	(6.0)	(h)	254.8
Selling, general and administrative	763.3	(164.5)	(c)	(22.0)	(h)	576.8
Gain on sale of product rights	(16.7)	16.7	(d)	-		-
In-process R&D charge	135.0	(135.0)	(e)	-		-
Depreciation	-	-		33.6	(h)	33.6
Total operating expenses	1,382.1	(342.7)		-		1,039.4

Operating income	95.7	342.7		-		438.4

Interest income	19.2	-		-		19.2
Interest expense	(34.1)	-		-		(34.1)
Other income, net	13.4	(9.4)	(f)	-		4.0

Total other (expenses)/ income, net	(1.5)	(9.4)		-		(10.9)

Income before income taxes and equity in losses of equity method investees	94.2	333.3		-		427.5

Income taxes	(44.3)	(55.1)	(g)	-		(99.4)
Equity in losses of equity method investees, net of tax	(0.3)	-		-		(0.3)

Net income	49.6	278.2		-		327.8

Impact of convertible debt, net of tax	(2.2)	-		-		(2.2)
Numerator for diluted EPS from ongoing operations	47.4	278.2		-		325.6

Weighted average number of shares (millions) - diluted	579.6	-				579.6
Diluted earnings per ordinary share	8.2c	48.0c				56.2c
Diluted earnings per ADS	24.6c	144.0c				168.6c

The following adjustments and reclassifications are included above:

a)	Write down of inventory and exit costs in respect of DYNEPO ($53.4 million);
b)	R&D commitment in respect of DYNEPO ($6.5 million);
c)
Amortization of intangible assets relating to intellectual property rights acquired ($61.9 million), impairment charge in respect of DYNEPO intangible asset ($90.4 million) and costs associated with the new holding company ($12.2 million);

d)	Gains on the disposal of non-core product rights ($16.7 million);
e)	In-process R&D in respect of METAZYM acquired from Zymenex ($135.0 million);
f)	Gain on the disposal of a minority equity investment ($9.4 million);
g)	Tax effect of adjustments outlined in (a) to (f); and
h)	Depreciation of $33.6 million included in cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of non GAAP earnings.

27

Unaudited results for the six months to June 30, 2007
Non GAAP reconciliation

	US GAAP					Non GAAP(1)
	6 months to					6 months to
	June 30, 2007	Adjustments		Reclassify depreciation		June 30, 2007
	$M	$M		$M		$M

Total revenues	1,103.1	-		-		1,103.1

Costs and expenses:
Cost of product sales	141.3	-		(5.9)	(h)	135.4
Research and development	184.2	(5.9)	(a)	(5.5)	(h)	172.8
Selling, general and administrative	519.2	(32.9)	(b)	(19.4)	(h)	466.9
Integration costs	1.3	(1.3)	(c)	-		-
Gain on sale of product rights	(5.0)	5.0	(d)	-		-
In-process R&D charge	1,896.0	(1,896.0)	(e)	-		-
Depreciation	-	-		30.8	(h)	30.8
Total operating expenses	2,737.0	(1,931.1)		-		805.9

Operating (loss)/income	(1,633.9)	1,931.1		-		297.2

Interest income	34.7	-		-		34.7
Interest expense	(35.8)	7.9	(f)	-		(27.9)
Other income, net	2.3	-		-		2.3

Total other income, net	1.2	7.9		-		9.1

(Loss)/income before income taxes and equity in earnings of equity method investees	(1,632.7)	1,939.0		-		306.3

Income taxes	(67.1)	(11.2)	(g)	-		(78.3)
Equity in earnings of equity method investees, net of tax	1.2	-		-		1.2

Net (loss)/income	(1,698.6)	1,927.8		-		229.2

Impact of convertible debt, net of tax	-	1.7	(2)	-		1.7
Numerator for diluted EPS from ongoing operations	(1,698.6)	1,929.5		-		230.9

Weighted average number of shares (millions) - diluted	535.0	18.4	(2)			553.4
Diluted (loss)/earnings per ordinary share	(317.5c )	359.2c				41.7c
Diluted (loss)/earnings per ADS	(952.5c )	1,077.6c				125.1c

 (1) Non GAAP earnings for 2007 have been recalculated to include the impact of the share based compensation charge which had previously been excluded.  The impact, net of tax, is a decrease in non GAAP net income of $16.6 million.

(2) After the above adjustments the Company made non GAAP net income during the calculation period. As a result (i) the after tax impact of the convertible bond has been added to the numerator and (ii)  in-the-money share options, warrants and convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following adjustments and reclassifications are included above:

a)	Upfront and milestone payments in respect of in-licensing technology from Noven ($5.9 million);
b)	Amortisation of intangible assets relating to intellectual property rights acquired ($32.9 million);
c)	Integration costs in respect of the acquisition of New River ($1.3 million);
d)	Gain on the disposal of non-core product rights ($5.0 million);
e)	Write-off of in-process research and development acquired as part of the acquisition of New River ($1,896.0 million);
f)	Write-off of deferred financing costs on repayment of term loans drawn down to partly fund the New River acquisition;
g)	Tax effect of adjustments outlined in (a) to (f); and
h)	Depreciation of $30.8 million included in cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of non GAAP earnings.

28